EXHIBIT 99.2

COMPANY CONTACT:	INVESTOR CONTACTS:

Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)

Chief Financial Officer	Bruce Voss (bvoss@lhai.com)

Adeza Biomedical Corporation Inc.	Lippert/Heilshorn & Associates,

(408) 745-0975 ext 520	(310) 691-7100

ir@adeza.com
For Immediate Release
ADEZA SUBMITS NEW DRUG APPLICATION FOR GESTIVA
TO PREVENT PRETERM BIRTHS
NIH Study Finds 34% Reduction in Preterm Births; Therapy Recommended by ACOG
Conference Call to Discuss Gestiva and First Quarter Financial Results
Begins at 4:30 p.m. Eastern Time Today
SUNNYVALE, Calif. (May 4, 2006) – Adeza (NASDAQ: ADZA) today announced the submission of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for Gestiva™, the company’s drug candidate to prevent preterm birth in women with a history of preterm delivery.
Adeza has requested Priority Review for the Gestiva NDA that, if granted, would set a six month goal for review by the FDA. Adeza has also submitted an application to the FDA requesting Orphan Drug designation. Gestiva is a long-acting, naturally occurring form of progesterone. If Gestiva is approved, Adeza will have the only commercially available, NIH-studied, ACOG-recommended and FDA-approved therapeutic for the prevention of recurrent preterm birth.
Preterm birth is defined as delivery before 37 completed weeks of gestation. According to the New England Journal of Medicine, preterm births have historically accounted for up to 85% of all pregnancy-related complications and deaths in the United States. The March of Dimes estimates that more than $18.1 billion in costs were associated with the care of preterm or low-birth-weight infants in 2003. Women with a history of preterm birth represent one of the highest risk groups for a future preterm delivery. Adeza believes that treating women in this group with Gestiva has the potential to significantly reduce preterm birth costs.
“Gestiva represents an ideal strategic fit for Adeza and is consistent with our mission to market and sell a broad array of high-value innovative products addressing women’s healthcare,” said Emory V. Anderson, president and chief executive officer. “If Gestiva is approved, the Adeza 87-person sales force will market Gestiva to the same physicians to whom we market FullTerm™, The Fetal Fibronectin Test, thereby leveraging our direct sales efforts.”

“OB/GYNs are beginning to use this form of progesterone in women with a history of prior preterm birth based on a 2003 American College of Obstetricians and Gynecologists (ACOG) recommendation that followed an NIH study published in the June 2003 New England Journal of Medicine. Currently, this form of progesterone is prepared solely by compounding pharmacies. Subject to approval, Gestiva will be widely available and manufactured under strict FDA requirements,” said Durlin E. Hickok, MD, vice-president, medical affairs. “Preterm birth is a major health problem and Adeza is excited about the opportunity to help infants and families.”
Background to Gestiva
Adeza’s NDA submission for Gestiva includes data from a clinical study conducted by the National Institute of Child Health and Human Development, one of the institutes of the NIH. The NIH studied a long-acting form of a naturally occurring progesterone, 17 alpha-hydroxyprogesterone caproate (17P), in a multi-center, double-blind, placebo-controlled trial that enrolled 463 women with a prior history of preterm birth. Patients were enrolled at 16 to 21 weeks of gestation and randomly assigned to receive weekly injections of 17P or placebo. Treatment continued until delivery or 37 weeks of gestation, resulting in a reduction in the preterm birth rate of 34% among women treated with 17P. In addition, infants born to women treated with 17P had significantly lower rates of necrotizing enterocolitis, intraventricular hemorrhage, use of supplemental oxygen, and mean number of days of respiratory therapy.
Conference Call
Adeza’s management will host an investment-community conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss Gestiva and first quarter financial results.
Individuals interested in participating in the conference call may do so by dialing (888) 463-4383 for domestic callers, or (706) 634-5615 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 8492565.
The live call also will be available via the Internet on the Investors section of the company’s Web site at www.adeza.com. A webcast replay of the call will be available following the conclusion of the call.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the FDA for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility. More information is available at www.adeza.com.
Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements, including, for example, statements regarding the regulatory path for Gestiva and marketing plans for Gestiva. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, statements about its business and marketing strategy, its business and marketing execution, risks associated with regulatory review, including the timing of regulatory approval, and risks associated with being in both the diagnostic and therapeutic businesses. Further information about these and other risks is included Adeza’s Annual Report on Form 10-K and other periodic and current reports filed by Adeza with the Securities Exchange Commission, which are available from the SEC’s website (www.sec.gov), and also available on the Investors section of Adeza’s website. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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